Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

For information contact:	David Bruce 305/500-4999	Lisa Brumfield 305/500-3668
	David_Bruce@ryder.com	Lisa_Brumfield@ryder.com

RYDER AGREES TO ACQUIRE
GENERAL CAR AND TRUCK LEASING SYSTEM

     MIAMI, December 19, 2003 – Ryder System, Inc. (NYSE:R), a global leader in transportation and supply chain management solutions, today announced it has reached agreement to acquire substantially all the assets of General Car and Truck Leasing System, a major privately held commercial truck leasing, maintenance and rental company based in Davenport, Iowa. General is no longer engaged in the car rental business.

     Per the terms of the transaction, Ryder will acquire General’s fleet of more than 4,000 vehicles and over 700 customers in the U.S. The combined network will operate under the Ryder name, complementing Ryder’s United States market coverage and service network with expanded capabilities in the Midwest and Southeast.

     “General is a known and respected name in the transportation industry with an excellent record of delivering high levels of customer service,” said Ryder Chairman, President and Chief Executive Officer Gregory T. Swienton. “By building on the best practices and unique qualities of each company, we can strengthen our network and product offering in key markets to bring more business resources and value to customers of both companies.”

     The acquisition is expected to be finalized by the end of 2003 and take effect on January 1, 2004. Once completed, Ryder will implement a transition plan under the leadership of Ryder Senior Vice President of Fleet Management Solutions, Richard B. Carson, to achieve a smooth transition for General customers and employees.

     “Joining forces with Ryder will provide new resources to serve the growing needs of General customers in the competitive transportation marketplace,” said Gene Ehlers, President of General Car and Truck Leasing. “Ryder’s operations supporting more than 13,000 customers should also present opportunities for many of our employees to continue their fine work in support of a significantly expanded portfolio of customers.”

     Fleet M&A Advisors, a division of Fleet Securities, Inc., acted as financial advisor to General Car and Truck Leasing System, Inc. in connection with this transaction.

About Ryder

     Ryder is a Fortune 500 company providing leading-edge transportation, logistics and supply chain management solutions worldwide. Ryder’s stock (NYSE:R) is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. For more information about Ryder System, Inc., visit www.ryder.com.

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Note Regarding Forward Looking Statements: Certain statements and information included in this presentation are “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995. Accordingly, we advise that these forward-looking statements be evaluated with consideration given to the many uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, the competitive pricing environment applicable to the Company’s businesses, customer retention levels, changes in customers’ business environments, changes in market conditions affecting the sale of used vehicles, adverse changes in debt ratings, changes in accounting assumptions, greater than expected expenses associated with the Company’s activities and changes in general economic conditions. The risks included here are not exhaustive. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors on the Company’s business. Accordingly, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.